ETFS TRUST - 485BPOS

Exhibit 99.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 26, 2018, relating to the financial statements and financial highlights of ETFS Trust comprising ETFS Bloomberg All Commodity Strategy K-1 Free ETF, ETFS Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF, and ETFS Bloomberg Energy Commodity Longer Dated Strategy K-1 Free ETF, for the period ended December 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” and “Miscellaneous Information” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 27, 2018